Contacts:

Steven E. Brady, President and CEO

Donald F. Morgenweck, CFO

(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2013 Earnings

Ocean City, New Jersey - April 30, 2013 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.2 million for the quarter ended March 31, 2013 compared to $1.4 million earned in the first quarter of 2012. Basic and diluted earnings per share were $0.18, compared to $0.20 in the same period last year.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

“We are off to a solid start for 2013, as net income remained consistent with the prior two quarters,” said Steven E. Brady, President and Chief Executive Officer.  “Organic loan and deposit growth offset declining earning asset yields, as we showed some strength in both residential and commercial loan originations.  Maintaining our net interest margin in the face of the current low interest rate environment will continue to be one of our biggest challenges.  Asset quality remains strong, as non-performing assets declined to 0.60% of total assets, which is well below industry average.”

Balance Sheet Review

Total assets grew $8.4 million, or 0.8%, to $1,053.9 million at March 31, 2013 from $1,045.5 million at December 31, 2012. Loans receivable, net, increased $5.4 million, or 0.8%, to $709.3 million at March 31, 2013 from $703.9 million at December 31, 2012. Investments and mortgage-backed securities increased $12.7 million, or 10.9%, to $129.4 million during the first quarter of 2013. Cash and cash equivalents decreased $9.8 million, or 6.0%, to $153.6 million at March 31, 2013 from $163.4 million at December 31, 2012. Loan originations and other advances totaling $43.2 million were offset by payoffs and payments received of $37.6 million resulting in a $5.4 million increase in the portfolio. The increase in investments and mortgage-backed securities resulted from purchases of $27.3 million offset by normal repayments, calls and payoffs of $14.6 million.

Deposits grew $6.9 million, or 0.9%, to $808.7 million at March 31, 2013 from $801.8 million at December 31, 2012. The Company continued its focus on core deposits, which increased $15.5 million, or 2.7%, to $599.8 million. Certificates of deposit decreased $8.6 million, or 4.0%, to $208.9 million at March 31, 2013 compared to December 31, 2012. Total borrowings were unchanged at $125.5 million.

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Asset Quality

The provision for loan losses totaled $202,000 for the first quarter of 2013 compared to $173,000 for the first quarter of 2012 and $320,000 for the fourth quarter of 2012. The allowance for loan losses totaled $4.1 million, or 0.58% of total loans, at March 31, 2013 compared to $4.0 million, or 0.57% of total loans, at December 31, 2012. The Company experienced $57,000 in net charge-off activity in the first quarter of 2013 as compared to $40,000 for the first quarter of 2012 and $18,000 for the fourth quarter of 2012.

Non-performing assets totaled $6.4 million, or 0.60% of total assets, at March 31, 2013, compared to $6.7 million, or 0.64% of total assets, at December 31, 2012. Non-performing assets consisted of twenty one real estate residential mortgages totaling $4.3 million, one real estate commercial mortgage totaling $472,000, one commercial loan totaling $200,000, nine consumer equity loans totaling $402,000 and four real estate owned properties totaling $974,000.

Income Statement Analysis

Net interest income decreased $406,000, or 5.9%, to $6.5 million for the first quarter of 2013 compared to $6.9 million in the first quarter of 2012. Net interest margin decreased 37 basis points in the quarter ended March 31, 2013 to 3.16% versus 3.53% for the quarter ended March 31, 2012 and decreased 5 basis points from 3.21% for the quarter ended December 31, 2012. The decrease in net interest income in the first quarter of 2013 compared to the first quarter of 2012 was the result of a decrease of 67 basis points in the average yield on interest-earning assets to 4.26% and an increase in average interest-bearing liabilities of $31.6 million. These changes were offset by a decrease in the average cost of interest-bearing liabilities of 28 basis points to 1.07% and an increase in the average interest-earning assets of $40.5 million.

Other income increased $197,000 to $1.1 million, or 21.8%, for the first quarter of 2013 compared to $905,000 in the first quarter of 2012. The increase in other income resulted from increases in deposit account fees, debit card commissions and cash surrender value of life insurance.

Other expenses increased $69,000, or 1.3%, to $5.5 million during the first quarter of 2013 compared to the first quarter of 2012. Increases in salaries and benefits, occupancy and equipment, FDIC insurance and REO expenses of $89,000 was offset by decreases in marketing and other expenses of $20,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31,	December 31,
	2013	2012	% Change
	(Dollars in thousands)

Total assets	$1,053,872	$1,045,488	0.8%
Cash and cash equivalents	153,580	163,422	(6.0)
Investment securities	129,446	116,774	10.9
Loans receivable, net	709,337	703,898	0.8
Deposits	808,670	801,765	0.9
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholders’ equity	106,040	104,728	1.3

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2013	2012	% Change
	(Dollars in thousands, except per share and share amounts)

Interest and dividend income	$8,730	$9,611	(9.2)%
Interest expense	2,251	2,726	(17.4)
Net interest income	6,479	6,885	(5.9)

Provision for loan losses	202	173	16.8

Net interest income after provision for loan losses	6,277	6,712	(6.5)

Other income	1,102	905	21.8
Other expense	5,470	5,401	1.3

Income before taxes	1,909	2,216	(13.9)
Provision for income taxes	729	862	(15.4)

Net income	$1,180	$1,354	(12.9)%

Earnings per share basic	$0.18	$0.20	(10.0)%
Earnings per share diluted	$0.18	$0.20	(10.0)%

Average shares outstanding basic	6,491,786	6,778,305
Average shares outstanding diluted	6,602,398	6,844,225

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	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$703,317	4.57%	$718,892	5.01%
Investment securities	117,042	2.37%	61,001	4.00%
Total interest-earning assets	820,359	4.26%	779,893	4.93%

Interest-bearing deposits	716,963	0.47%	685,347	0.71%
Total borrowings	125,464	4.51%	125,464	4.82%
Total interest-bearing liabilities	842,427	1.07%	810,811	1.35%

Interest rate spread		3.19%		3.58%
Net interest margin		3.16%		3.53%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,997	$3,762
Provision for loan losses	202	893

Charge-offs	(70)	(691)
Recoveries	13	33
Net charge-offs	(57)	(658)

Allowance at end of period	$4,142	$3,997
Allowance for loan losses as a percent of total loans	0.58%	0.57%
Allowance for loan losses as a percent of nonperforming loans	76.7%	69.5%

	At March 31, 2013	At December 31, 2012
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,326	$3,850
Real estate mortgage - commercial	472	1,275
Real estate mortgage - construction	─	84
Commercial business loans	200	200
Consumer loans	402	342
Total	5,400	5,751
Trouble debt restructurings - nonaccrual	-	-
Total nonaccrual loans	5,400	5,751
Real estate owned	974	906
Total nonperforming assets	$6,374	$6,657
Nonperforming loans as a percent of total loans	0.76%	0.82%
Nonperforming assets as a percent of total assets	0.60%	0.64%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2013	2012

Selected Performance Ratios:
Return on average assets (1)	0.45%	0.54%
Return on average equity (1)	4.46%	5.12%
Interest rate spread (1)	3.19%	3.58%
Net interest margin (1)	3.16%	3.53%
Efficiency ratio	72.15%	69.33%

(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,479	$6,443	$6,508	$6,797	$6,885
Provision for loan losses	202	320	148	253	173
Net interest income after provision for loan losses	6,277	6,123	6,360	6,544	6,712
Other income	1,102	1,104	1,029	966	905
Other expense	5,470	5,323	5,447	5,391	5,401
Income before taxes	1,909	1,904	1,942	2,119	2,216
Provision for income taxes	729	746	750	822	862
Net income	$1,180	$1,158	$1,192	$1,297	$1,354

Share Data:
Earnings per share basic	$0.18	$0.18	$0.18	$0.19	$0.20
Earnings per share diluted	$0.18	$0.18	$0.18	$0.19	$0.20
Average shares outstanding basic	6,491,786	6,466,377	6,625,221	6,742,591	6,778,305
Average shares outstanding diluted	6,602,398	6,545,484	6,681,163	6,797,333	6,842,452
Total shares outstanding	6,970,346	6,936,733	6,963,672	7,185,843	7,291,643

Balance Sheet Data:
Total assets	$1,053,872	$1,045,488	$1,061,543	$1,026,273	$1,002,690
Investment securities	129,445	116,774	94,292	92,486	75,266
Loans receivable, net	709,337	703,898	691,636	701,750	714,993
Deposits	808,670	801,765	819,414	782,351	758,806
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	106,040	104,728	104,143	105,607	105,558

Asset Quality:
Non-performing assets	$6,374	$6,657	$5,652	$5,323	$6,703
Non-performing loans to total loans	0.76%	0.82%	0.68%	0.68%	0.90%
Non-performing assets to total assets	0.60%	0.64%	0.53%	0.52%	0.66%
Allowance for loan losses	$4,142	$3,997	$3,696	$3,698	$3,895
Allowance for loan losses to total loans	0.58%	0.57%	0.53%	0.53%	0.54%
Allowance for loan losses to non-performing loans	76.7%	69.5%	78.9%	80.2%	60.3%

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